[OBJECT OMITTED]      BDO Seidman, LLP                25 South Market, Suite 800
                     Accountants and Consultants      San Jose, CA 95113
                                                      Telephone: (408) 278-0220
                                                      Fax:  (408) 278-0230

                                  Exhibit 16.1

October 7, 2003


Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.   20549

Gentlemen:

We have read the statements made by IMP, Inc., which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K/A, as part of the Company's Form 8-K/A report dated June 26, 2003. We are in agreement with the statements contained therein insofar as they relate to our firm; however, we are not in a position to agree or disagree with the following:

     o Item 4. (a) (1) (ii) - The sixth, seventh, eighth and ninth sentences (i.e., the final four sentences) contained in section (a) (1) (ii);

     o Item 4. (a) (1) (iii) - The portion of the first sentence that states "and therefore, the decision to change accountants was not recommended or approved by the Company's Board of Directors or Audit Committee" contained in section (a) (1) (iii);

     o Item 4. (a) (1) (iv) - The second, third, fourth and fifth sentences (i.e., the final four sentences) contained in section (a) (1) (iv);

     o Item 4. (a) (1) (v) - The fourth and fifth sentences (i.e., the final two sentences) contained in the second paragraph under the caption "Sales and Shipping Cut-Off Procedures" in section (a) (1) (v);

     o Item 4. (a) (1) (v) - The third, fourth, fifth, sixth and seventh sentences (i.e., the final five sentences) contained in the third paragraph under the caption "Application of Cash Receipts to Accounts Receivable" in section (a) (1) (v);

     o Item 4. (a) (1) (v) - The fifth, sixth, seventh and eighth sentences (i.e., the final four sentences) contained in the fourth paragraph under the caption "Reconciliation of Sub-Ledger Accounts" in section
          (a) (1) (v);

     o Item 4. (a) (1) (v) - The sixth, seventh and eighth sentences (i.e., the final three sentences) contained in the fifth paragraph under the caption "Record Retention and Documentation of Transactions" in section (a) (1) (v); and

     o Item 4. (a) (1) (v) - The first, second, third, fourth and fifth sentences comprising the sixth and final paragraph contained in section (a) (1) (v).


Very truly yours,

/s/ BDO Seidman, LLP

BDO Seidman, LLP
San Jose, California